PROSPECTUS SUPPLEMENT NO. 1 DATED SEPTEMBER 10, 1998              Rule 424(b)(2)
(To Prospectus dated December 30, 1997)               Registration No. 333-27785




                       AMERICAN RESIDENTIAL SERVICES, INC.




                 7 1/4% Convertible Subordinated Notes due 2004
                    Interest Payable April 15 and October 15

                  The following beneficial owner of 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of American Residential Services, Inc., a Delaware Company (the "Company"), has requested the Company to file a Prospectus Supplement identifying that beneficial owner as a Selling Holder. The information in the table below has been provided by the Selling Holder.

                                                             Aggregate Principal        Number of Shares
                                                               Amount of Notes          of Common Stock
                                                                  Owned and                Owned and
       Name of Selling Holder                                  Offered Hereby          Offered Hereby(1)
       ----------------------                                  --------------          -----------------
Forum Capital Markets LP                                           $180,000                 7,058

--------------
(1) Shares shown are the number of whole shares of common stock, par value $.001 per share, of the Company into which the holder's Notes are convertible at the initial conversion price of $25.50 per share ("Conversion Shares"). The Selling Holder did not report owning any other shares.






                                End of Supplement